Exhibit 99.1

News Release

For information, contact:

Media	For Lyondell:	David Harpole (713) 309-4125
	For Cristal:	Kristin Sadlon (212) 601-8192, Porter Novelli

Investors	For Lyondell:	Doug Pike (713)309-7141

Lyondell Chemical Company Announces Sale of Inorganic Chemicals

Business to National Titanium Dioxide Company Ltd. (Cristal)

HOUSTON, February 26, 2007 – Lyondell Chemical Company (NYSE:LYO) and the National Titanium Dioxide Company Ltd. (Cristal), today announced that they have signed an agreement for a proposed sale by Lyondell of its worldwide inorganic chemicals business to Cristal in a transaction valued at approximately $1.2 billion, including the assumption of certain liabilities directly related to the business. Cristal is a global producer of titanium dioxide exporting to more than 70 countries. Lyondell stated that the transaction would include a cash payment of $1.05 billion, and estimated its after-tax proceeds at $975 million.

“This transaction would allow us to accelerate our debt repayment and focus our resources on capturing the synergies between our refinery and our chemicals business to achieve the greatest value for our shareholders,” said Dan F. Smith, president and CEO of Lyondell.

Lyondell’s Millennium Inorganic Chemicals subsidiary is the world’s second-largest producer of titanium dioxide with an annual capacity of 670,000 metric tons. Titanium dioxide is a white pigment commonly used in such consumer products as paint, toothpaste and sunblock.

Lyondell acquired the inorganic chemicals business in its 2004 acquisition of Millennium Chemicals Inc. The other businesses acquired in the 2004 Millennium purchase (e.g., acetyls, flavors and fragrances, and silicas) are not part of the sale. The transaction will not impact Millennium subsidiaries such as Millennium Petrochemicals, Millennium Specialty

Chemicals, Millennium Holdings, LLC and those which hold Millennium’s 29.5 percent ownership of Equistar Chemicals.

In conjunction with this transaction, Lyondell has determined that the carrying value of goodwill associated with the Inorganics Chemicals business segment is impaired as of December 31, 2006. Accordingly, Lyondell’s net income for the fourth quarter 2006 will be reduced by $549 million to be a loss of $321 million, or $1.29 per share on a fully diluted basis. After this reduction, Lyondell’s net income for the full year 2006 is $186 million, or 72 cents per share.

Privately held National Titanium Dioxide Company Ltd. noted that it intends to continue operating the assets it will acquire from Lyondell. “The acquisition of Millennium Inorganic Chemicals is an exciting component of our continued growth story and increases our global presence as we’ll gain facilities in Europe and Australia as well as North and South America. We have been impressed with the high quality of the employees, products and R&D,” said Dr. Talal Al-Shair, Chairman and CEO of Cristal. Approximately 2,900 employees are affiliated with the inorganic chemicals business.

Closing of the transaction is subject to regulatory clearance, compliance with labor and employment regulations, and other conditions that are typical for transactions of this type. Closing is anticipated to occur in the first half of 2007.

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Lyondell Chemical Company, headquartered in Houston, Texas, is North America’s third-largest independent, publicly traded chemical company. Lyondell is a leading global manufacturer of chemicals and plastics, a refiner of heavy, high-sulfur crude oil and a significant producer of fuel products. Key products include ethylene, polyethylene, styrene, propylene, propylene oxide, titanium dioxide, gasoline, ultra low-sulfur diesel, MTBE and ETBE. Lyondell operates on five continents and employs nearly 11,000 people worldwide.

The National Titanium Dioxide Company Ltd. (“Cristal”) is the 9th largest titanium dioxide producer globally with a current production capacity of 100,000 metric tons, and an authorized design production capacity of 180,000 tons. With major offices in the United Kingdom, Saudi Arabia and Singapore it is the only producer of titanium dioxide in the Middle East and North Africa and exports its products to more than 70 countries. The company has been a leader in employee safety and environmentally friendly manufacturing processes. “TASNEE,” a Saudi major diversified company with chemicals and petrochemicals operations, owns 66 percent of Cristal, while 33 percent of Cristal is owned by ”GIC,” an investment house established in Kuwait by the GCC countries.

Forward Looking Statements

The statements in this release relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of management, and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, Lyondell’s ability to successfully complete the proposed sale of the inorganic chemicals business in the time period anticipated, and for the purchase price and on the other terms set forth in the transaction agreement; and the receipt of regulatory approvals and clearances. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Lyondell, Equistar and Millennium Annual Reports on Form 10-K for the year ended December 31, 2005, Quarterly Reports on Form 10-Q for the quarter ended September 30, 2006 and Annual Reports on Form 10-K for the year ended December 31, 2006 which will be filed with the SEC by March 1, 2007.

Source: Lyondell Chemical Company